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                                                                       Exhibit 5

                           ALCO STANDARD CORPORATION

                                                          May 10, 1995

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street
Washington, D.C. 20549

Ladies and Gentlemen:

     I am General Counsel and Secretary of Alco Standard Corporation and have acted as counsel to Alco Capital Resource, Inc. ("Alco Capital") in connection with Alco Capital's registration statement under the Securities Act of 1933, as amended, on Form S-3 of its debt securities (the "Debt Securities") to be issued in one or more series from time to time under an indenture (the "Indenture"), between Alco Capital and Chemical Bank, as Trustee. In such connection, I have reviewed such documents and made such investigation as I have deemed necessary under the circumstances to render the following opinion.

     Based upon such review and investigation, it is my opinion that the Debt Securities, when duly authorized by all necessary corporate action, and when issued in accordance with the Indenture, will constitute valid and legally binding obligations of Alco Capital, enforceable in accordance with their terms, subject to the laws concerning bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

     I hereby consent to the filing of this opinion as an exhibit to the registration statement filed by Alco Capital to effect such registration and the reference to me therein under the heading "Validity of Debt Securities."

                                                          Sincerely,

                                                          /s/ J. Kenneth Croney

                                                          J. Kenneth Croney